                                                                     Exhibit 4.2
                                                                     -----------

                                    FORM OF
                              AMENDMENT NO. 2 TO
                               PAIRING AGREEMENT


     THIS AMENDMENT is made as of ___________ ____, 1997 to the Pairing Agreement dated as of February 17, 1983 and amended as of February 18, 1988 (the "Pairing Agreement") between CALIFORNIA JOCKEY CLUB (formerly Bay Meadows Realty Enterprises, Inc.), a Delaware corporation ("Realty"), and BAY MEADOWS OPERATING COMPANY, a Delaware corporation ("Operating Company").

     WHEREAS, Realty, Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"), Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, and Operating Company have entered into an Agreement and Plan of Merger dated as of February 24, 1997 (the "Merger Agreement") whereby Patriot will merge with and into Realty (the "Merger") and in connection with the Merger
(i) Realty's name will be changed to "Patriot American Hospitality, Inc." and
(ii) Operating Company's name will be changed to "Patriot American Hospitality Operating Company"; and

     WHEREAS, to assist Realty in qualifying and maintaining its status as a real estate investment trust, the Amended and Restated Certificate of Incorporation of Realty and the Amended and Restated Certificate of Incorporation of Operating Company (collectively, the "New Charters") will provide that (i) no Person (as defined in the New Charters) may Beneficially Own or Constructively Own (as these terms are defined in the New Charters) shares of any class or series of common stock, par value $.01 per share, or preferred stock, par value $.01 per share (collectively, "Equity Stock"), of Realty or Operating Company in excess of 9.8% of the total outstanding shares of such class or series of Equity Stock of Realty or Operating Company (the "Ownership Limit"), unless the Ownership Limit is waived by the Board of Directors of the relevant corporation, and that (ii) any Transfer (as defined in the New Charters) that, if effective, would (a) result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit, (b) result in the shares of capital stock of Realty being beneficially owned (within the meaning of Section 856(a)(5) of the Internal Revenue Code of 1986, as amended (the "Code")) by fewer than 100 persons within the meaning of
Section 856(a)(5) of the Code, (c) result in Realty being "closely held" within the meaning of Section 856(h) of the Code or (d) cause Realty to Constructively Own (as defined in the New Charters) 10% or more of the ownership interest in a tenant of the real property of Realty or a subsidiary of Realty within the meaning of Section 856(d)(2)(B) of the Code (collectively, the "Transfer Restrictions"), shall be void ab initio, and the intended transferee shall acquire no right or interest in such shares of Equity Stock; and

     WHEREAS, the New Charters will each provide that any shares of any class or series of Equity Stock of Realty or Operating Company that are Transferred to a Person in excess of the Ownership Limit or in violation of any of the Transfer Restrictions shall, subject to certain provisions of the New Charters, be automatically converted into an equal number of shares of excess stock, par value $.01 per share ("Excess Stock"), of Realty or Operating Company, as the case may be, and shall be simultaneously transferred to a trust (a "Trust") and registered in the name of a trustee (a "Trustee") and that such Trust and Trustee shall be designated by Realty and Operating Company in accordance with the Pairing Agreement; and

     WHEREAS, the New Charters will each provide that all shares of Excess Stock of Realty and Operating Company shall be held in a Trust for the exclusive benefit of a beneficiary (a "Beneficiary") and that such Beneficiary shall be designated by Realty and Operating Company pursuant to the terms of the Pairing Agreement; and

     WHEREAS, pursuant to and in compliance with Section 9 of the Pairing Agreement, Realty and Operating Company desire to amend the Pairing Agreement to provide for the coordination of any exemption from the Ownership Limit, the designation of a Trustee and a Beneficiary and for the termination of the Ownership Limit and the Transfer Restrictions as set forth in this Amendment.

     NOW THEREFORE, in consideration of the mutual agreements set forth herein and in the Pairing Agreement, the parties hereto agree as follows:

     1. Section 6 of the Pairing Agreement is hereby deleted in its entirety and shall be replaced with the following:

               "6. Shares in Excess of the Ownership Limit or in Violation of the Transfer Restrictions; Designation of Trustee and Beneficiaries. Until such time as the Board of Directors of Realty determine that it is no longer in the best interest of Realty to attempt to, or continue to, qualify under the Internal Revenue Code of 1986, as amended (the "Code"), as a real estate investment trust (a "REIT"):

               (a) Upon the conversion of a share of any class or series of common stock, par value $.01 per share, or preferred stock, par value $.01 per share (collectively, "Equity Stock"), of Realty into a share of excess stock, par value $.01 per share ("Excess Stock"), of Realty in accordance with the provisions of the Amended and Restated Certificate of Incorporation of Realty (the "Realty Charter"), if such share of Equity Stock was paired prior to its conversion into Excess Stock, the corresponding paired share of that same class or series of Equity Stock of Operating Company shall be simultaneously converted into a share of Excess Stock of Operating Company; such shares of Excess Stock of Realty and Operating Company shall be paired and shall be simultaneously transferred to a trust established by Realty and Operating Company for such purpose (a "Trust").

               (b) Upon the conversion of a share of any class or series of Equity Stock of Operating Company into a share of Excess Stock of Operating Company in accordance with the provisions of the Amended and Restated Certificate of Incorporation of Operating Company (the "Operating Company Charter"), if such share of Equity Stock was paired prior to its conversion into Excess Stock, the corresponding paired share of that same class or series of Equity Stock of Realty shall be simultaneously converted into a share of Excess Stock of Realty; such shares of Excess Stock of Realty and Operating Company shall be paired and shall be simultaneously transferred to a Trust.

               (c) Upon the conversion of a share of Excess Stock of Realty into a share of Equity Stock of Realty of the same class or series from which such Excess Stock was converted in accordance with the provisions of the Realty Charter, if such share of Excess Stock was paired prior to its conversion from Equity Stock into Excess Stock, the corresponding paired share of Excess Stock of Operating Company shall be simultaneously converted into a share of Equity Stock of Operating Company of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired.

               (d) Upon the conversion of a share of Excess Stock of Operating Company into a share of Equity Stock of Operating Company of the same class or series from which such Excess Stock was converted in accordance with the provisions of the Operating Company Charter, if such share of Excess Stock was paired prior to its conversion from Equity Stock into Excess Stock, the corresponding paired share of Excess Stock of Realty shall be simultaneously converted into a share of Equity Stock of Realty of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired.

               (e) With respect to an offer made by the Trust to Realty or Operating Company to purchase shares of Excess Stock from a Trust pursuant to the Realty Charter or the Operating Company Charter (together, the "New Charters"), as the case may be, in the case of shares of Excess Stock that are paired, neither Realty nor Operating Company shall accept such offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding paired shares of its Excess Stock.

               (f) The Trustee (as defined in the New Charters) of each Trust shall initially be [________________] and any successor trustee shall thereafter be designated by mutual agreement of the Board of Directors of Realty and the Board of Directors of Operating Company.

               (g) The Beneficiary (as defined in the New Charters) with respect to each Trust shall be designated by mutual agreement of the Board of Directors of Realty and the Board of Directors of Operating Company.

               (h) At such time that the Board of Directors of Realty no longer deems it in the best interests of Realty to attempt to, or continue to, qualify under the Code as a REIT, it shall notify the Board of Directors of Operating Company in writing of such determination and the Ownership Limit and the Transfer Restrictions shall cease to have effect, as provided in Section C of Article IV of the New Charters."

     2. Section 10 is hereby added to the Pairing Agreement and shall read in its entirety as follows:

          "10. Exemption from the Ownership Limit. Operating Company agrees that it shall not exempt any Person (as defined in the New Charters) from the Ownership Limit (as defined in the New Charters) pursuant to Section C of Article IV of the New Charters without the prior written consent of Realty, which consent shall not be unreasonably withheld."

     3. This Amendment shall become effective as of the Effective Time of the Merger (as defined in the Merger Agreement).

     4. Subject to the Amendment set forth herein, the Pairing Agreement shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.



                                    CALIFORNIA JOCKEY CLUB,
                                      a Delaware Corporation,


                                    By_____________________________________
                                      Kjell H. Qvale, Chairman of the Board



                                    BAY MEADOWS OPERATING
                                      COMPANY, a Delaware Corporation


                                    By_____________________________________
                                      F. Jack Liebau, President and Chief
                                      Executive Officer